Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-155235) and related Prospectus of DuPont Fabros Technology, Inc. for the registration of 31,162,272 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 2008, with respect to the consolidated financial statements and schedule of DuPont Fabros Technology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

December 16, 2008